Pricing Supplement Dated August 25, 1999          Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)              File No. 333-76483

                   GENERAL MOTORS ACCEPTANCE CORPORATION
                      Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                      Bear Stearns
Principal Amount:           $100,000,000.00
Agent's Discount
  or Commission:            $175,000.00
Net Proceeds to Company:    $99,825,000.00
Interest Rate:              6.40% per annum
Issue Date:                 08/30/99
Maturity Date:              08/30/01
Interest Payment Dates:     The 1st day of each April and October and at
                            Maturity, commencing  October 1, 1999 and
                            ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 07/02/99 to 07/28/00

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry         / /  Certificated

Other:  /X/   Principal         / /  Agent